                                                                      EXHIBIT 11

                       Aon Corporation and Subsidiaries

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION

(millions except per share data)                                        Years Ended December 31
                                                                        -----------------------
                                                                          1994    1993    1992
                                                                         ------  ------  ------
EARNINGS PER SHARE
     Net income........................................................  $360.0  $323.8  $126.6
     Preferred stock dividends.........................................    26.8    24.5     4.2
                                                                         ------  ------  ------
          Net income less preferred stock dividends....................  $333.2  $299.3  $122.4
                                                                         ======  ======  ======

     Average common shares issued......................................   107.1   105.0   102.5
     Net effect of treasury stock activity.............................    (4.4)   (3.7)   (4.3)
     Weighted average effect of Series A and B preferred stock.........     2.8     4.1     5.7
     Net effect of dilutive stock compensation plans based
           on the treasury stock method................................     0.7     1.0     1.0
                                                                         ------  ------  ------
               Average common and common equivalent shares
                  outstanding..........................................   106.2   106.4   104.9
                                                                         ======  ======  ======
Net income per share...................................................  $ 3.14  $ 2.81  $ 1.17
                                                                         ======  ======  ======

(1) Primary and fully diluted net income per share are materially the same.

                                      283